EMPLOYMENT AGREEMENT

This Employment Agreement (the "**Agreement**") is made effective at the Effective Date set forth below between Heska Corporation, a Delaware corporation ("**Heska**" or the "**Company**"), and Kevin S. Wilson ("**Executive**"). Heska and Executive collectively are referred to as the "**Parties**" and individually as a "**Party**."

RECITALS

Executive is currently the Chief Executive Officer and President of Heska. Executive and Heska are parties to an employment agreement dated March 26, 2014 (the "**Prior Agreement**").

The Prior Agreement will expire by its terms on the fourth anniversary of its effective date and the Board of Directors of Heska (the "**Board**") desires to enter into a new agreement with Executive as Chief Executive Officer and President to replace the Prior Agreement on the terms and conditions set forth below.

Executive and Heska now wish to enter into this Agreement regarding the terms of Executive's employment, which shall become effective upon execution and delivery of this Agreement (the "**Effective Date**") and supersede the Prior Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:

TERMS

1. **Duties and Scope of Employment.**

a. **Position and Duties.** Executive shall continue to serve as Chief Executive Officer and President of Heska. Executive will render such business and professional services in the performance of Executive's duties, consistent with Executive's position within Heska, as will reasonably be assigned to Executive by the Board.

b. **Board Membership.** Executive was elected to a 3-year term as a Board member at the Company's Annual Meeting of Stockholders in 2017. At each meeting of Heska's stockholders when Executive is up for Board election, Heska will nominate Executive to serve as a member of the Board. Executive's service as a member of the Board will be subject to any required stockholder approval. If elected, Executive will serve on the Board without any additional compensation. At the request of the Board, Executive will also serve on the board of directors or other governing body of any subsidiary of Heska without any additional compensation.

c. **Obligations.** During the Term of Agreement (as defined below), Executive will devote all of his business efforts and time (excluding vacation, absence due to illness and similar time off) as well as other such attention, skills, time and business efforts as are necessary to

responsibly act as Chief Executive Officer and President of Heska; provided, however, that Executive may continue to perform part-time management activities for Cuattro, LLC, Cuattro Software, LLC and Cuattro Medical, LLC; provided, further, that such services do not adversely affect Executive's obligations to Heska. For the duration of the Term of Agreement, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, for any direct or indirect remuneration, without the prior approval of the Board or the Corporate Governance Committee of the Board; provided, however, that Executive may, without the approval of the Board or the Corporate Governance Committee of the Board, serve in any capacity with any civic, educational, or charitable organization, provided, that such services do not interfere with Executive's obligations to Heska.

2. **Term of Agreement.**

a. The period of Executive's employment under this Agreement is referred to herein as the "**Term of Agreement**." Subject to the provisions for earlier termination of employment in Section 6 below, this Agreement will have a term ending on December 31, 2021commencing on the Effective Date; provided, however, that either Heska or Executive may terminate Executive's employment immediately at any time subject to the provisions in Section 6 below.

b. Executive may be entitled to severance benefits pursuant to Section 6 below, depending upon the circumstances of Executive's termination of employment. Executive will not be entitled to severance benefits if this Agreement expires after the term contemplated in Section 2(a) above, regardless of the reason. Upon the termination of Executive's employment for any reason, (i) Executive will be entitled to payment of all accrued but unpaid compensation, expense reimbursements, and other benefits due to Executive through Executive's termination date under any Heska-provided or paid plans, policies, and arrangements and (ii) Executive agrees to resign from all positions that Executive holds with Heska, including, without limitation, his position as a member of the Board.

3. **Compensation.**

a. **Base Salary.** During the Term of Agreement, Heska will pay Executive an annual salary of $600,000 as compensation for Executive's services (the "**Base Salary**"). The Base Salary will be paid periodically in accordance with Heska's normal payroll practices and will be subject to the usual, required withholdings and deductions. Executive's Base Salary shall not be subject to change during the Term of Agreement; provided, however, that the Compensation Committee of the Board (the "**Committee**") will have the authority, but not an obligation, to consider Base Salary increases for Executive.

b. **Annual Bonus.** During the Term of Agreement, Executive will be eligible to participate in the Management Incentive Plan (the "**Bonus Plan**"), or such other bonus programs as established by the Committee, at a target percentage that is no less than 20% of Executive's Base Salary then in effect (the "**Target Bonus**"). The actual bonus paid may be higher or lower than the Target Bonus for over or under-achievement of Executive's performance goals, as determined by the Committee in its sole discretion. Bonuses, if any, will accrue and become payable in accordance with the Committee's standard practices for paying executive incentive compensation, provided, however, that any bonus payable under this subsection will be payable

within two-and-one-half (2-1/2) months after the end of the taxable year to which it relates or such longer period as may be permitted by Treasury regulations in order to avoid application of Section 409A of the Internal Revenue Code of 1986, as amended (the "**Code**") to such bonuses. Any bonuses paid pursuant to this Section will be subject to applicable withholdings and deductions.

c. **Equity Grants**.

i. In General. During the Term of Agreement, Executive will not be eligible to receive periodic equity grants normally made to executives of the Company in the discretion of the Committee from time to time; provided, however, that the Committee will have the authority, but not an obligation, to consider equity grants to Executive in special circumstances. In lieu of such entitlements to participate in the normal equity programs of the Company, Heska shall make the grants to Executive set forth below.

ii. Time-Vesting Option Grant. On the Effective Date, Heska shall grant to Executive (the "**Time-Vesting Grant**") options to purchase 30,000 shares of Heska Common Stock ("**Options**"), in accordance with the Company's 1997 Stock Incentive Plan, as amended, (the "**Plan**") and pursuant to the terms and conditions of the form of Award Agreement attached hereto as Exhibit A (the "**Time-Vesting Award Agreement**") which shall provide that such Options will vest, subject to the terms and conditions of the Time-Vesting Award Agreement, as follows: Options with respect to 10,000 shares shall vest on each anniversary of the Effective Date (each such date, a "**Time-Vesting Date**"), until the Time-Vesting Grant is fully vested.

iii. Performance-Vesting Restricted Stock Grants. Heska shall grant to Executive 45,000 shares, which shall be issued as shares of Restricted Stock in accordance with the Plan, as follows:

(1) Conditional Grant; Revenue Vesting. At the Company's Annual Meeting of Stockholders in 2018 (the "**Annual Meeting**"), Heska will propose for approval by its stockholders an additional 250,000 shares of Heska Common Stock to be authorized for issuance under the Plan (the "**Share Increase Proposal**"). If the Share Increase Proposal is approved by the stockholders at the Annual Meeting,. Heska shall grant to Executive, promptly after the Annual Meeting, 33,000 Shares, which shall be issued as shares of Restricted Stock in accordance with the Plan and pursuant to the terms and conditions of an Award Agreement attached hereto as Exhibit B (the "**Conditional Grant**"). If the Heska stockholders do not approve the Share Increase Proposal at the Annual Meeting, Heska will re-propose for approval by its stockholders additional shares of Heska Common Stock to be authorized for issuance under the Plan sufficient to provide for the Conditional Grant at each subsequent annual meeting of stockholders through 2024 until such approval is obtained (each, also a "**Share Increase Proposal**"). The Conditional Grant shall provide that said Shares will vest, as follows: Subject to the terms and conditions of the applicable Award Agreement, 8,250 shares shall vest on the Revenue-Vesting Date following achievement of each Revenue-Vesting Threshold (collectively, the "**Revenue-Vesting Shares**"). For purposes of this Agreement, a "**Revenue-Vesting Threshold**" will be achieved on each Reporting Date that the Company's Revenue for the preceding fiscal year first equals or exceeds each of the following thresholds for fiscal years through and including 2024 (the "**Revenue-Vesting Thresholds**"): (i) $170,000,000,

(ii) $200,000,000 (the "**Second Revenue Threshold**"), (iii) $230,000,000 and (iv) $260,000,000 (collectively, the "**Revenue-Vesting Shares**"). For purposes of this Agreement, the "**Revenue-Vesting Date**" will be the later of (1) the date such Revenue-Vesting Threshold is first achieved and (ii) the Reporting Date in 2021 for the Second Revenue Threshold and for all other Revenue-Vesting Thresholds, the Reporting Date in 2022; provided, that if a Share increase Proposal has not been approved on or before such date, the Revenue-Vesting Date shall be deferred until the date such approval is obtained. For purposes of this Agreement, "**Reporting Date**" means the date in each fiscal year that the Company's independent public accountants issue their Financial Report on the Company's financial statements for the preceding fiscal year (each, a "**Financial Report**"). For purposes of this Agreement, "**Revenue**" means for any fiscal year, total revenue, net, determined on a consolidated basis in accordance with generally-accepted accounting principles for the Company and its subsidiaries, based on the Financial Report for such year. Notwithstanding any provision of this Agreement to the contrary, all Revenue-Vesting Shares that do not vest pursuant to this paragraph on or before the Reporting Date in 2025 will be forfeited.

(2) Unconditional Grant; S&P Outperformance Vesting. On the Effective Date, Heska shall grant to Executive 12,000 shares (the " **S&P Vesting Grant**"), which shall be issued as shares of Restricted Stock in accordance with the Plan and pursuant to the terms and conditions of the form of an Award Agreement attached hereto as Exhibit B, which shall provide that such shares will vest, as follows: Subject to the terms and conditions of the applicable Award Agreement, (i) 7,000 shares shall vest on the anniversary of the Effective Date occurring in 2020 (the "**2020 S&P Vesting Date**") if the S&P Performance-Vesting Threshold for the period ending on the 2020 S&P Vesting Date is achieved and (ii) 5,000 shares shall vest on the anniversary of the Effective Date occurring in 2022 (the "**2022 S&P Vesting Date**") if the S&P Performance-Vesting Threshold for the period ending on the 2022 S&P Vesting Date is achieved. For purposes of this Agreement the 2020 S&P Vesting Date and the 2022 S&P Vesting Date are sometimes referred to as the "**S&P Vesting Dates**" (together with the Revenue-Vesting Dates, the "**Vesting Dates**"). For purposes of this Agreement, "**S&P Performance-Vesting Threshold**" means, as measured on each S&P Vesting Date, that (i) if the change in the Standard and Poors 500 Index (the "**Index**") for the period beginning on the Effective Date and ending on the applicable S&P Vesting Date, expressed as a percentage, is neutral or positive, the change in the Closing Price of the Heska Shares for the corresponding period, expressed as a percentage, is greater, or (ii) if such percentage change in the Index is negative, the percentage change in the Closing Price of the Heska Shares for the corresponding period is either positive or if negative, is smaller than the corresponding percentage change in the Index. In the event of a stock split, stock dividend or reverse stock split affecting the Shares, the Committee shall adjust the S&P Performance-Vesting Thresholds to appropriately reflect such event. Shares that do not vest on the corresponding S&P Vesting Date will be forfeited at the corresponding S&P Vesting Date.

iv. Acceleration of Vesting upon Change of Control. In the event of a Change of Control (as defined below), any remaining unvested Options and Shares will vest.

v. Financial Statement Restatement. Notwithstanding any provision of this Agreement to the contrary, the Performance-Vesting Grants shall be subject to the terms and conditions of this Section 3(c)(v) in the event that the Company issues a restatement of its

audited financial statements (a "**Restatement**") after any portion of the Performance-Vesting Grants has vested. If (i) any portion of the Performance-Vesting Grants vests based on achievement of a Revenue-Vesting Threshold and within 3 years thereafter the Company issues a Restatement affecting Revenue for the corresponding fiscal year such that the Revenue-Vesting Threshold would not have been met, then the corresponding portions of the Performance-Vesting Grants shall be deemed not to have vested, and (ii) any portion of the Performance-Vesting Grants vests based on achievement of an S&P Performance-Vesting Threshold and within 3 years thereafter the Company issues a Restatement, and the Committee determines in its good faith discretion, based on a reasonable estimate of the effect of the Restatement, that there is a reasonable likelihood that an S&P Performance-Vesting Threshold would not have occurred if the results reported in the Restatement had been reported initially, then the corresponding portions of the Performance-Vesting Grants shall be deemed not to have vested. If any portion of the Performance-Vesting Grants is deemed not to have vested pursuant to the foregoing sentence (an "**Unearned Grant**"), then Executive shall either (x) promptly return the Shares comprising the Unearned Grant to the Company or (y) if Executive has sold such Shares, pay to the Company within one (1) year from the date of the corresponding Restatement an amount equal to the proceeds Executive received from any sale of such Shares not returned by Executive pursuant to the foregoing clause (x). For the avoidance of doubt, if any portion of the Performance-Vesting Grants is deemed not to have vested as a result of a Restatement in accordance with this paragraph, such unvested portion will remain eligible for vesting during the remaining Term of Agreement (or pursuant to Section 6(a)(iii), if applicable) on the terms and conditions of this Agreement. In addition to the foregoing, Executive's compensation and equity awards shall remain subject to any applicable law (including without limitation Section 302 of the Sarbanes Oxley Act and Section 954 of the Dodd Frank Act) or regulation in effect from time to time.

4. **Expenses.** In addition to the foregoing, Heska will reimburse Executive for Executive's reasonable out-of-pocket travel, automobile mileage, entertainment, and other expenses, in accordance with Heska's expense reimbursement policies and practices in effect at the time of the reimbursement request. Executive shall submit such requests not later than forty-five (45) days after incurring such expenses.

5. **Employee Benefits.** Executive will be eligible to participate in other benefits offered to other senior executives of Heska, including any Company sponsored 401(k) or retirement plan, in accordance with (and subject to the legal limitations on) benefit plans, policies, and arrangements that may exist from time to time.

6. **Termination and Severance.**

a. **Termination without Cause or for Good Reason other than In Connection with a Change of Control.** If, at any time, Executive's employment is terminated by Heska without Cause (as defined below), by Executive for Good Reason (as defined below) or due to Executive's death or Disability (as defined below), and the termination is not In Connection with a Change of Control (as defined below), Executive will receive the following, subject to conditions and limitations set forth in Section 7:

i. A payment of an amount equal to twelve (12) months of Executive's Base Salary, payable in accordance with Heska's standard payroll practices over the shorter of the

following periods (A) in equal installments over the period beginning on the date of such termination and ending on the anniversary thereof, or (B) in equal installments on a monthly basis corresponding to the amount Executive would normally receive as salary each month if Executive were still employed with Heska, with a lump sum of any remaining balance of the amount specified above on March 15 of the year following the year of termination.

ii. Provided that Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (**"COBRA"**), Heska shall pay the COBRA premium for coverage for Executive and Executive's eligible dependents under Heska's Benefit Plans (as defined below) for twelve (12) months, or if earlier, until Executive becomes eligible for Medicare or employed by another employer and eligible for coverage under such other employer's welfare benefit plans (*e.g.*, payments for medical COBRA premiums will cease when Executive becomes eligible for another employer's medical plan). For the balance of the period during which Executive and Executive's eligible dependents are entitled to coverage under COBRA, Executive shall be entitled to maintain coverage for Executive and Executive's eligible dependents at Executive's sole expense. Executive shall notify Heska immediately upon Executive's acceptance of employment with another employer.

iii. All further vesting of Executive's outstanding equity awards will terminate immediately; provided, that (1) if Executive's employment is terminated at least one (A) year following the Grant Date due to Executive's death or Disability (as defined below), any remaining unvested Shares will vest, and (B) if within one (1) year after any such termination without Cause or for Good Reason, (1) the Company achieves one or more S&P Performance-Vesting Thresholds, (2) a Reporting Date occurs on which the Company achieves one or more Revenue-Vesting Thresholds, (3) a Reporting Date occurs on which the Company achieves one or more Income-Vesting Thresholds (as such terms are defined in the 2017 Equity Grant) or (4) the Company achieves one or more Market-Vesting Thresholds (as defined in the 2017 Equity Grant), then any Shares that would otherwise have vested by virtue of such achievement, if such termination had not occurred and Executive had served through the corresponding Vesting Date under this Agreement and/or the 2017 Equity Grant, as applicable, shall be deemed to vest on such Vesting Date.

b. **Termination without Cause or for Good Reason In Connection with a Change of Control.** If, at any time, Executive's employment is terminated by Heska without Cause or by Executive for Good Reason, and the termination is In Connection with a Change of Control (as defined below), then, subject to the limitations set forth in this Section 7, Executive will receive:

i. A payment of an amount equal to twelve (12) months of Executive's Base Salary, payable in equal installments in accordance with the standard payroll schedule over the shorter of the following periods (A) the period beginning on the date of such termination and ending on the one-year anniversary thereof, or (B) the period beginning on the date of such termination and ending on March 15 of the year following the year of termination.

ii. Provided that Executive timely elects continuation coverage under COBRA, Heska shall pay the COBRA premium for coverage for Executive and Executive's eligible dependents under Heska's Benefit Plans (as defined below) for twelve (12) months, or if

earlier, until Executive becomes eligible for Medicare or employed by another employer and eligible for coverage under such other employer's welfare benefit plans (*e.g.*, payments for medical COBRA premiums will cease when Executive becomes eligible for another employer's medical plan). For the balance of the period during which Executive and Executive's eligible dependents are entitled to coverage under COBRA, Executive shall be entitled to maintain coverage for Executive and Executive's eligible dependents at Executive's sole expense. Executive shall notify Heska immediately upon Executive's acceptance of employment with another employer.

iii. Accelerated vesting of all then unvested Options and Shares.

c. **Termination without Good Reason; Termination for Cause.** If, at any time, Executive's employment with Heska terminates voluntarily by Executive without Good Reason or is terminated for Cause by Heska, then (i) all further vesting of Executive's outstanding equity awards will terminate immediately, (ii) all payments of compensation by Heska to Executive hereunder will terminate immediately (except as to amounts already earned), but Executive will be paid all accrued but unpaid expense reimbursements, and other benefits due to Executive through Executive's termination date under any Company-provided or paid plans, policies, and arrangements, and (iii) Executive will not be entitled to any severance or reimbursement for COBRA premiums.

d. **Excise Tax.** In the event that any benefits payable to Executive pursuant to Section 6 of this Agreement ("**Termination Benefits**") (i) constitute "parachute payments" within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 6(d), would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the "**Excise Tax**"), then Executive's Termination Benefits hereunder shall be either (A) provided to Executive in full, or (B) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless Heska and Executive otherwise agree in writing, any determination required under this Section 6(d) shall be made in writing in good faith by Heska's independent accountants. In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to Heska of which benefits Executive chooses to reduce within ten (10) days after written notice of the accountants' determination, and Executive has not disputed the accountants' determination, then Heska shall select the benefits to be reduced. For purposes of making the calculations required by this Section 6(d), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. Heska and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(d). Heska shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(d).

7. **Conditions to Receipt of Severance; Covenants; No Duty to Mitigate.**

a. **Separation Agreement and Release of Claims.** The receipt of any severance payments or other benefits pursuant to Section 6 will be conditioned upon Executive signing and not revoking a confidential separation agreement and release of claims in the form attached hereto as Exhibit C, with such modifications as Heska shall reasonably make from time to time to comply with applicable law. Such agreement will provide (among other things) that Executive will not disparage Heska, its affiliates, parents, subsidiaries, directors, executive officers, employees, agents, or representatives. No severance will be paid or provided until the confidential separation agreement and release agreement becomes effective. No severance will be paid or provided if the Executive's confidential separation agreement and release agreement is not signed and irrevocable within forty-five (45) days after the Executive's termination date. If Executive's date of termination and the last day of any applicable statutory revocation period could fall in two separate taxable years, regardless of when Executive actually executes and delivers the release, payments will not commence until the later taxable year.

b. **Non-Competition.** Executive agrees not to engage in Competition (as defined below) during the Term of Agreement and for twelve (12) months following the termination or expiration date. The geographic scope of this Section 7(b) is worldwide. If Executive engages in Competition within such period and within such geographic scope, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

c. **Non-Solicitation.** Executive agrees that, during the Term of Agreement and for twelve (12) months following the termination or expiration date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer, or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with Heska (the "**No-Inducement**"), and (ii) will not intentionally divert business away from Heska by soliciting business from any of Heska's customers and users who would otherwise have placed the solicited order with Heska (the "**No Solicit**"). The geographic scope of this Section 7(c) is worldwide. If Executive breaches the No-Inducement or No Solicit within such period and within such geographic scope, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.

d. **Remedies.** In the event of Executive's breach of Sections 7(b) or 7(c), Heska shall have any and all remedies available to it in law or in equity, including without limitation the right to recover any amounts paid or Shares granted under Section 6 of this Agreement and injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of this Section. Injunctive relief may be granted immediately upon the commencement of any such action, and Heska need not post a bond to obtain temporary or permanent injunctive relief.

e. **No Duty to Mitigate**. Executive is under no duty or requirement to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.

8. **Definitions.**

a. **Benefit Plans.** For purposes of this Agreement, "**Benefit Plans**" means plans, policies, or arrangements that Heska sponsors (or participates in) and that immediately prior to Executive's termination of employment provide Executive and Executive's eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not limited to, financial counseling, disability, life insurance, or retirement benefits). A requirement that Heska provide Executive and Executive's eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive's eligible dependents immediately prior to Executive's termination of employment.

b. **Cause.** For purposes of this Agreement, "**Cause**" shall mean the occurrence of one or more of the following: (i) conviction of, or entry of a plea of *nolo contendere* to, any felony crime (including one involving moral turpitude), or any crime which reflects so negatively on Heska to be detrimental to Heska's image or interests, or any act of fraud or dishonesty that has such negative reflection upon Heska; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board related to the scope or performance of Executive's duties; (iii) possession of any illegal drug on Heska premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Heska business, attending Heska-sponsored functions, or on Heska premises; (iv) the gross misconduct or gross negligence in the performance of Executive's responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive's unfitness to serve; (v) material breach of Executive's obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to Heska, which results in material damage to Heska or its business; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) may be cured, Heska will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event, and if such event is cured with that 30-day period, then grounds will no longer exist for terminating Executive's employment for Cause.

c. **Change of Control.** For purposes of this Agreement, "**Change of Control**" means (i) a sale of all or substantially all of Heska's assets, (ii) any merger, consolidation, or other business combination transaction of Heska with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Heska outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Heska (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Heska, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of Heska.

d. **Competition.** For purposes of this Agreement, Executive will be deemed to have engaged in "**Competition**" if Executive, without the written consent of the Board or an authorized officer of any successor company to Heska, directly or indirectly (1) provides services or assistance in any form to any individual, entity, or company providing veterinary diagnostics products for the companion animal health veterinary industry or imaging diagnostics products or services for the veterinary market worldwide (a "**Restricted Company**"), whether such services or assistance is provided as an employee, consultant, agent, corporate officer, director, or otherwise or (2) participates in the financing, operation, management, or control of, a Restricted Company. Notwithstanding the foregoing, nothing contained in this Section 8(d) or in Section 7(b) above shall prohibit Executive from being employed or engaged following the Term of Agreement in a corporate function or senior management position (and holding commensurate equity interests) in a division of a Restricted Company, so long as such division is not in any way engaged in providing veterinary diagnostics products for the companion animal health veterinary industry or imaging diagnostics products or services for the veterinary market in the United States and Executive does not directly or indirectly provide services or assistance to any division that does provide veterinary diagnostics products for the companion animal health veterinary industry or imaging diagnostics products or services for the veterinary market in the United States.

e. **Disability.** For purposes of this Agreement, "**Disability**" shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive either (i) is unable to perform the business and professional services in the performance of Executive's duties, consistent with Executive's position within Heska, as prior reasonably assigned to Executive by the Board, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Heska employees.

f. **Good Reason.**

i. For purposes of this Agreement, "**Good Reason**" means the occurrence of any of the following without Executive's express written consent:

A. Executive's authority with Heska is, or Executive's duties or responsibilities as President and Chief Executive Officer are, materially diminished relative to Executive's authority, duties, and responsibilities as in effect immediately prior to such change;

B. a material diminution in Executive's Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of Heska by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;

C. a material change in the geographic location of Executive's principal place of employment such that the new location results in a commute for Executive that is both (A) longer than Executive's commute prior to the relocation and (B) greater than fifty (50) road miles each way from Executive's home in the Beaver Creek, Colorado area;

D. any material breach by Heska of any provision of this Agreement; and

E. any acquiring company fails to assume or be bound by the terms of this Agreement In Connection with a Change of Control.

ii. The aforementioned occurrences shall not be deemed Good Reason unless Executive gives Heska written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition remains uncured for a period of thirty (30) days after the date of such notice. An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.

g. **In Connection with a Change of Control**. For purposes of this Agreement, a termination of Executive's employment with Heska is "**In Connection with a Change of Control**" if Executive's employment is terminated without Cause or for Good Reason during the period beginning three (3) months prior to a Change of Control and ending twenty-four (24) months following a Change of Control.

h. **2017 Equity Grant**. For purposes of this Agreement, the "**2017 Equity Grant**" means the Restricted Stock Grant Agreement awarded to Executive on December 1, 2017. Any shares granted under the 2017 Equity Grant which do not vest on or before March 31, 2025 (in the case of the Market-Vesting Shares granted therein) or the Reporting Date in 2025 (in the case of the Income-Vesting Shares granted therein) will be forfeited.

9. **Confidential Information.** Executive acknowledges that Executive has executed Heska's standard employee Confidential Information and Invention Agreement (the "**Confidentiality Agreement**"). During the Term of Agreement, Executive agrees, if requested by Heska, to execute any updated versions of Heska's form of employee confidential information agreement as may be required of substantially all of Heska's executive officers.

10. **Executive's Representations and Warranties.** Executive represents and warrants that Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with the Executive's employment with Heska or Executive's or Heska's rights and obligations hereunder and that Executive's acceptance of employment with Heska and the performance of Executive's duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Executive is party or any duty owed by the Executive to any other person.

11. **Notices.** All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being delivered through a nationally recognized overnight courier service, or (c) five (5) business days after the date of mailing if sent certified or registered mail. Notice to Heska shall be sent to its principal place of business with a copy provided by facsimile to the Chair of the Committee, and notice to Executive will be delivered personally or sent to Executive's last known address provided to Heska.

12. **Successors and Assigns.** This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive's death and (b) any Successor of Heska. Any such Successor (as defined below) of Heska will be deemed substituted for Heska under the terms of this Agreement for all purposes. For purposes of this Section, "**Successor**" means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Heska. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive's right to compensation or other benefits will be null and void.

13. **Integration.** This Agreement, together with the Confidentiality Agreement, Heska's stock plans, and Executive's restricted stock agreements, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that specifically references this Section and is signed by duly authorized representatives of the Parties hereto.

14. **Interpretation.** Section titles and headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement.

15. **Waivers.** Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

16. **Partial Invalidity.** Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. The parties agree that an arbitrator or court of competent jurisdiction shall reform any invalid, illegal, or unenforceable provisions to ensure such provisions are effective and valid under applicable law.

17. **Tax Matters.**

a. Except as provided in Section 6(d) above, Executive agrees that Executive is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that are reasonably determined to apply to any payment made to Executive hereunder (or any arrangement contemplated hereunder), that Executive's receipt of any benefit hereunder is conditioned on Executive's satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to Executive hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.

b. Executive acknowledges that no representative or agent of Heska has provided Executive with any tax advice of any nature, and Executive has consulted with Executive's own legal, tax, and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.

c. Executive acknowledges that under Section 83 of the Code, as the Shares of Restricted Stock granted under this Agreement vest, the fair value of such Shares will be reportable as ordinary income at that time. Executive further understands that instead of being taxed when and as such Shares vest, Executive may elect to be taxed as of the date such Shares are granted to Executive, with respect to the fair value of all such Shares on such date. Such election may only be made under Section 83(b) of the Code within thirty (30) days after such date of grant. Executive acknowledges that failure to make this filing within the (30) day period will result in the recognition of ordinary income as the Shares vest. EXECUTIVE ACKNOWLEDGES THAT IT IS EXECUTIVE'S SOLE RESPONSIBILITY, AND NOT THE COMPANY'S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF EXECUTIVE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON EXECUTIVE'S BEHALF. EXECUTIVE IS RELYING SOLELY ON HIS OWN ADVISORS WITH RESPECT TO THE DECISION AS TO WHETHER OR NOT TO FILE AN 83(b) ELECTION.

18. **Section 409A.**

a. This Agreement is intended to comply with Section 409A of the Code, as amended ("**Section 409A**") and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that no such amendment shall materially increase the cost to, or impose any liability on Heska with respect to any benefits contemplated or provided hereunder. Executive shall, at the request of Heska, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

b. If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, Heska in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such

amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § 1.409A-3(j)(vii).

c. No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

d. The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

e. For purposes of Section 6 of this Agreement, "**termination**" (or any similar term) when used in reference to Executive's employment shall mean "separation from service" with Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with Heska when, and only when, Executive incurs a "separation from service" with Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

f. If Executive qualifies as a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive's separation from service that, absent the application of this Section 18(f), would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive's separation from service, (ii) Executive's death, or (iii) such other date as will not result in such payment being subject to such additional tax.

19. **Governing Law; Waiver of Jury Trial.** This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to conflict of law principles. The Parties hereto each waive their respective rights to a jury trial of any and all such claims and causes of action.

20. **Counterparts.** This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

21. **Arbitration; Attorney's Fees**. Subject to Section 7(d) above, if any dispute arises under this Agreement or by reason of any asserted breach of it, or from the Parties' employment relationship or any other relationship, either Party may elect to have the dispute resolved through arbitration. The arbitration shall be binding and conducted pursuant to the rules of the American Arbitration Association under its National Rules for the Resolution of Employment Disputes and the arbitrator shall allocate the fees and expenses of such arbitration. Regardless of whether the dispute is resolved through arbitration or litigation, the prevailing Party shall be entitled to recover all costs and expenses, including reasonable attorneys' fees, incurred in enforcing or

attempting to enforce any of the terms, covenants and conditions, including costs incurred prior to commencement of arbitration or legal action, and all costs and expenses, including reasonable attorneys' fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions. For purposes of this section, "**prevailing Party**" includes, without limitation, a Party who agrees to dismiss a suit or proceeding upon the other's payment or performance of substantially the relief sought.

22. **Survival.** Notwithstanding any provision of this Agreement to the contrary, Section 22 of the Prior Agreement and Sections 3(c)(v) and 6 through 22 of this Agreement shall survive the expiration or termination of the Prior Agreement and this Agreement.

IN WITNESS WHEREOF, Heska has caused this Employment Agreement to be duly executed by a representative thereunto duly authorized, and Executive has hereunto set Executive's hand, all as of the day and year first above written.

HESKA CORPORATION

____
Sharon Larson, Chair of the Board
Acting with Authority of the Board in its Entirety
Date: ________________

EXECUTIVE:

____
Kevin S. Wilson

Date: ________________

EXHIBIT A

Form of Stock Option Agreement
(Time-Vesting)

HESKA CORPORATION
1997 STOCK INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT

Kevin Wilson
xxxxxxxxxxxx
xxxxxxxxxxxx

You have been granted an option to purchase Public Common Stock of HESKA CORPORATION, (the "Company"):

Option No.	**0000xxxx**
Date of Grant	**mm/dd/yyyy**
Vesting Commencement Date	**mm/dd/yyyy**
Exercise Price Per Share	**$XX.XX**
Total Number of Shares Granted	**30,000**
Total Price of Shares Granted	**$xx,xxx.xx**
Type of Option	**ISO/NQ**
Expiration Date	**mm/dd/yyyy**

Vesting Schedule:

One-third (1/3rd) of the total shares granted shall become vested and exercisable on the annual anniversary of the Vesting Commencement Date until the total shares granted shall have vested in full on the three-year anniversary of the Vesting Commencement Date, subject to Optionee's continued status as an Employee or Consultant on such dates. The grant will vest in full in the event of a Change of Control.

By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by both the terms and conditions of the 1997 Stock Incentive Plan and the attached Stock Option Agreement.

OPTIONEE:

Signature: ________________________
Kevin Wilson

HESKA CORPORATION, a Delaware corporation

By:

____
Title: Chief Operating Officer,
Chief Strategist and Secretary

HESKA CORPORATION 1997 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT
(EMPLOYEES AND CONSULTANTS)

Tax Treatment

This option is intended to be an incentive stock option under section 422 of the Internal Revenue Code or a nonstatutory option, as provided in the Notice of Stock Option Grant.

Vesting/ Exercisability

This option vests and becomes exercisable in installments, as shown in the Notice of Stock Option Grant. In addition, this option shall vest and become exercisable in full if one of the following events occurs:

- Your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates because of death or total and permanent disability, or
- The Company is a party to a merger or other reorganization while you are an Employee, Consultant or Outside Director of the Company or a Subsidiary, this option is not continued by the Company and is not assumed by the surviving corporation or its parent, and the surviving corporation or its parent does not substitute its own option for this option, or
- The Company is subject to a "Change in Control" while you are an Employee, Consultant or Outside Director of the Company or a Subsidiary and, your service is terminated either (i) without Cause as part of an agreement which contemplated such Change in Control or (ii) without your consent and without Cause, as defined below. If the surviving entity demotes you to a lower position, materially reduces your authority or responsibilities, materially reduces your total compensation or announces its intention to relocate your principal place of work by more than 20 miles, then that action will be treated as a termination of your service.
- "Cause" shall mean (i) your failure to perform your assigned duties or responsibilities as an Employee, Consultant or Outside Director of the Company or a Subsidiary (other than a failure resulting from total and permanent disability, as discussed below) after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your material breach of any confidentiality agreement or invention assignment agreement between you and the Company or a Subsidiary; (iii) your engaging in any act of dishonesty, fraud, misrepresentation, moral turpitude or misappropriation of material property that was or is materially injurious to the Company or its affiliates; (iv) your violation of any federal or state law or regulation applicable to the Company's business; or (v) your being convicted of, or entering a plea of nolo contendere to, any crime.

No additional shares become vested after your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary has terminated for any reason other than those outlined herein.

Term	This option expires in any event at the close of business at Company headquarters on the day before the 10th anniversary of the Date of Grant, as shown in the Notice of Stock Option Grant. (It will expire earlier if your service terminates, as described below.)
Regular Termination	If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates for any reason except death or total and permanent disability, then this option will expire at the close of business at Company headquarters on the date three months after your termination date. The Company determines when your service terminates for this purpose.
Death	If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates because of your death, then this option will expire at the close of business at Company headquarters on the date 12 months after the date of death.
Disability	If your service as an Employee, Consultant or Outside Director of the Company or a Subsidiary terminates because of your total and permanent disability, then this option will expire at the close of business at Company headquarters on the date 12 months after your termination date. For all purposes under this Agreement, "total and permanent disability" means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one year.
Leaves of Absence	Vesting of this option shall be suspended during any unpaid leave of absence unless continued vesting is required by the terms of the leave or by applicable law. For purposes of this option, your service does not terminate when you go on a military leave, a sick leave or another *bona fide* leave of absence, if the Company approved your leave in writing and if continued crediting of service is required by the terms of the leave or by applicable law. For purposes of incentive stock options, no such leave may exceed 90 days, unless reemployment upon expiration of such leave is guaranteed by the terms of the leave or by applicable law. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three months following the 91st day of such leave, an incentive stock option shall cease to be treated as an incentive stock option and shall be treated for tax purposes as a nonstatutory option. Unless you immediately return to active work when the approved leave ends, your service will terminate.
Restrictions on Exercise	The Company will not permit you to exercise this option if the issuance of shares at that time would violate any law or regulation.

Notice of Exercise When you wish to exercise this option, you must notify the Company by filing the proper "Notice of Exercise" form at the address given on the form. Your notice must specify how many shares you wish to purchase. The exercise will be effective when the Company receives the Notice of Exercise with the option exercise payment described herein.

If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment When you submit your notice of exercise, you must include payment of the option exercise price for the shares you are purchasing. Payment may be made in one (or a combination of two or more) of the following forms:

- Your personal check, a cashier's check or a money order.
- Certificates for shares of Company stock that you own, along with any forms needed to affect a transfer of those shares to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option exercise price. However, you may not surrender shares of Company stock in payment of the exercise price if your action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.
- Irrevocable directions to a securities broker approved by the Company to sell all or part of your option shares and to deliver to the Company proceeds from the sale in an amount sufficient to pay the option exercise price and any withholding taxes. (The balance of the sale proceeds, if any, will be delivered to you.) The directions must be given by signing a special "Notice of Exercise" form provided by the Company.

Withholding Taxes and Stock Withholding You will not be allowed to exercise this option unless you make arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the option exercise. These arrangements may include (with the Company's approval) withholding shares of Company stock that otherwise would be issued to you when you exercise this option. The value of these shares, determined as of the effective date of the option exercise, will be applied to the withholding taxes.

Restrictions on Resale By signing this Agreement, you agree not to sell any option shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as you are an Employee, Consultant or Outside Director of the Company or a Subsidiary.

Transfer of Option Prior to your death, only you may exercise this option. You cannot transfer or assign this option. For instance, you may not sell this option or use it as security for a loan. You may, however, dispose of this option in your will, by the laws of descent and distribution or through a beneficiary designation.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your former spouse, nor is the Company obligated to recognize your former spouse's interest in your option in any other way.

Retention Rights Neither your option nor this Agreement gives you the right to be employed or otherwise retained by the Company or a Subsidiary in any capacity. The Company or a Subsidiary reserves the right to terminate your service at any time, with or without cause.

Stockholder Rights You, or your estate or heirs, have no rights as a stockholder of the Company until you have exercised this option by giving the required notice to the Company and paying the exercise price.

Applicable Law This Agreement will be interpreted and enforced under the laws of the State of Colorado (without giving effect to its conflict of laws provisions).

The Plan and Other Agreements The 1997 Stock Incentive Plan is incorporated in this Agreement by reference. Unless otherwise defined herein, all capitalized terms herein have the same defined meanings as in the 1997 Stock Incentive Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option. Any prior agreements, commitments or negotiations concerning this option are superseded. This Agreement may be amended only by another written agreement, signed by both parties.

BY SIGNING THE NOTICE OF STOCK OPTION GRANT OF THIS AGREEMENT, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE 1997 STOCK INCENTIVE PLAN.

EXHIBIT B

Form of Restricted Stock Agreement
(Performance-Vesting

OM Draft: 3/6/17
(LTIP – CEO 2018)

HESKA CORPORATION
1997 STOCK INCENTIVE PLAN
RESTRICTED STOCK GRANT AGREEMENT

THIS AGREEMENT is made as of the 7th day of March, 2018 (the "Grant Date") by and between Heska Corporation (the "Company") and Kevin Wilson (the "Executive").

In consideration of the mutual covenants and representations herein set forth, the Company and Executive agree as follows:

SECTION 1. GRANT OF STOCK.

1.1 Precedence of Plan. This Agreement is subject to and shall be construed in accordance with the terms and conditions of the Heska Corporation 1997 Stock Incentive Plan (the "Plan"), as now or hereinafter in effect. Any capitalized terms that are used in this Agreement without being defined and that are defined in the Plan shall have the meaning specified in the Plan.

1.2 Grant of Stock. The Company hereby grants to Executive an aggregate of 45,000 shares of Restricted Stock (the "Shares"), subject to vesting as provided in Section 2.

SECTION 2. UNVESTED SHARES SUBJECT TO FORFEITURE.

2.1 Shares Subject to Forfeiture. The Shares are subject to performance-based vesting requirements.

a. The Shares will vest in accordance with the Vesting Schedule attached as Attachment 1 (incorporated herein by reference).

b. In the event of a Change of Control prior to the vesting of all Shares, any remaining unvested Shares will vest. For this purpose, "Change of Control" means (i) a sale of all or substantially all of the Company's assets, (ii) any merger, consolidation, or other business combination transaction of the Company with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of the Company (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of the Company.

c. In the event that Executive's employment with the Company is terminated at least one (1) year following the Grant Date because of either (i) Executive's death or (ii)

Executive's total and permanent disability, any remaining unvested Shares will vest. For this purpose, "total and permanent disability" means that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive either (i) is unable to perform the business and professional services in the performance of Executive's duties, consistent with Executive's position within Heska, as prior reasonably assigned to Executive by the Board, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Heska employees.

d. Except as set forth in Attachment 1, in the event that Executive's employment with the Company is terminated prior to the vesting of all Shares for any reason other than death or total and permanent disability, Executive will forfeit all right to any unvested Shares. In the event that Executive's employment with the Company is terminated prior to one (1) year following the Grant Date because of either (i) Executive's death or (ii) Executive's total and permanent disability, Executive will forfeit all right to any unvested Shares.

2.2 Restriction on Transfer. Until the Shares are vested, the Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated.

SECTION 3. STOCKHOLDER RIGHTS

3.1 Stock Register and Certificates. The Shares will be recorded in the stock register of the Company in the name of Executive. If applicable, a stock certificate or certificates representing the Shares will be registered in the name of Executive, but such certificates shall remain in the custody of the Company. Executive shall deposit with the Company a Stock Assignment Separate from Certificate in the form attached below as Attachment 2, endorsed in blank, so as to permit retransfer to the Company of all or a portion of the Shares that are forfeited or otherwise do not become vested in accordance with the Plan and this Agreement.

3.2 Exercise of Stockholder Rights. Executive shall have the right to vote the Shares (to the extent of the voting rights of said Shares, if any), to receive and retain all regular cash dividends and such other distributions, as the Board of Directors of the Company may, in its discretion, designate, pay or distribute on such Shares, and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Shares, except as set forth in this Agreement and the Plan.

3.3 Legends. Certificates, if any, representing the Shares will contain the following or other legends in the Company's discretion:

> THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON AND OBLIGATIONS WITH RESPECT TO TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL REGISTERED HOLDER, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

SECTION 4. RESPONSIBILITY FOR TAXES.

4.1 Section 83(b) Election. Executive may complete and file with the Internal Revenue Service an election pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the fair market value of the Shares without regard to the vesting restrictions set forth in this Agreement. Executive shall be responsible for all taxes associated with the acceptance of the transfer of the Shares, including any tax liability associated with the representation of fair market value if the election is made pursuant to Code Section 83(b).

4.2 Withholding. In accordance with Section 12 of the Plan, Executive agrees to make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan under applicable federal, state, local or foreign law. The Company in its discretion may permit Executive to satisfy all or part of Executive's withholding or income tax obligations by having the Company withhold all or a portion of the Shares that otherwise would be issued to Executive on vesting.

SECTION 5. MISCELLANEOUS.

5.1 Not an Employment Contract. This Agreement is not an employment contract and nothing in this Agreement shall be deemed to create in any way whatsoever any obligation on the part of Executive to remain in the service of the Company in any capacity, or of the Company to continue Executive's service in any capacity.

5.2 Effect on Employee Benefits. Executive agrees that the Award will constitute special incentive compensation that will not be taken into account as "salary" or "compensation" or "bonus" in determining the amount of any payment under any pension, retirement, profit sharing or other remuneration plan of the Company unless so provided in such plan.

5.3 Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

5.4 Entire Agreement. This Agreement, including any exhibits, is the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings of the parties.

5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado as applied to contracts between Colorado residents to be wholly performed within the State of Colorado.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE

____

Address ______________________
____

HESKA CORPORATION
a Delaware corporation

By: ______________________
Title: ______________________

Attachment 1

VESTING SCHEDULE

The Shares will vest in accordance with the terms and conditions set forth in Executive's Employment Agreement of even date herewith. In the event of any conflict between the terms and conditions of this Restricted Stock Grant Agreement and the Employment Agreement, the Employment Agreement shall govern and control.

Attachment 2

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED, I, ____________________, hereby sell, assign and transfer unto ____(_________) shares of the Common Stock of Heska Corporation, standing in my name on the books of said corporation represented by Certificate No. ____ herewith and do hereby irrevocably constitute and appoint ______________________________ ____________ to transfer said stock on the books of the within-named corporation with full power of substitution in the premises.

Dated: ________, 20__.

Signature: __________________________

This Assignment Separate from Certificate was executed in conjunction with the terms of a Restricted Stock Grant Agreement between the above assignor and Heska Corporation, dated __________ __, 20__.

Instruction: **Please do not fill in any blanks other than the signature line.**

EXHIBIT C

Form of Separation Agreement and Release of Claims

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the "Agreement") is made between (i) Kevin Wilson ("Employee") and (ii) Heska Corporation (the "Company"). Employee and the Company are referred to collectively as the "Parties" and individually as a "Party."

RECITALS

WHEREAS, Employee was employed at the Company's headquarters;

WHEREAS, Employee and the Company entered into an Employment Agreement made effective as of ________________ (the "Employment Agreement");

WHEREAS, Employee's employment with the Company terminated effective ______________________ (the "Termination Date");

WHEREAS, Employee's termination is without "Cause" as defined by the Employment Agreement in Section 8(b), entitling Employee to certain payments and benefits under Section 6 of the Employment Agreement;

WHEREAS, the Parties wish to resolve fully and finally any potential disputes regarding Employee's employment with the Company and any other potential disputes between the Parties, including the extent to which the Employment Agreement survives after the termination of Employee's employment; and

WHEREAS, in order to accomplish this end, the Parties are willing to enter into this Agreement.

NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the Parties, the Parties to this Agreement agree as follows:

TERMS

1. Effective Date. This Agreement shall become effective on the eighth day after Employee signs this Agreement (the "Effective Date"), so long as Employee does not revoke this Agreement as provided below. Employee's Termination Date will not change regardless of whether this Agreement becomes effective on the "Effective Date."

2. Consideration for Release and Payment Terms.

   a. Pursuant to Section 6 of the Employment Agreement, the Company shall, as consideration for your release and promises set forth in this Agreement, pay you additional compensation that you would not be entitled to otherwise.

   b. After the Effective Date and on the express condition that Employee has not revoked this Agreement, the Company will pay Employee a severance payment in the total sum of ________________ **($XXXX.00),** less applicable deductions and withholdings, to be paid as follows: (i) ____________________________________. This amount represents the equivalent of _______________________________ as agreed in Section 6 of the Employment Agreement. Payment will be mailed to Employee's residence address

payable to "__________" or directly deposited to the Employee's financial institution as soon as is administratively feasible.

c. Medical and Dental Benefits. Provided that Employee timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and further provided that Employee executes this Agreement and does not revoke Employee's acceptance of the Agreement as provided below, the Company shall pay, for the time period beginning _________________ and ending ________________, the premiums for the COBRA coverage elected by Employee. After the Employee elects COBRA coverage, the Company will make the payments for the coverage during the time period designated above directly to the insurance carrier. For the balance of the period that Employee is entitled to coverage under COBRA, Employee shall be entitled to maintain coverage for Employee and Employee's eligible dependents as pursuant to applicable law but shall be responsible for payment of the entire premium. Employee shall notify the Company immediately upon Employee's acceptance of employment with another employer.

d. Reporting and Withholding. Reporting of and withholding on any payment under this Paragraph for tax purposes shall be at the discretion of the Company in conformance with applicable tax laws. If a claim is made against the Company for any additional tax or withholding in connection with or arising out of any payment pursuant to this Paragraph, Employee shall pay any such claim within thirty (30) days of being notified by the Company and agrees to indemnify the Company and hold it harmless against such claims, including, but not limited to, any taxes, attorneys' fees, penalties, and/or interest, which are or become due from the Company.

e. Cessation of Payments in the Event of Violation of Non-Competition and Non-Solicitation Clauses. The severance payment in Paragraph 2(a) above is conditioned upon Employee's compliance with the restrictive covenants set forth in Sections 7(b) and 7(c) of the Employment Agreement and the provisions of the Employment Agreement (the "Restrictive Covenants"), which terms survive and continue in force as explained in Paragraph 19 of this Agreement. In the event that Employee violates the Restrictive Covenants, all continuing payments and benefits to which Employee would otherwise be entitled pursuant to this Paragraph 2 will cease immediately.

3. General Release.

a. Employee, for Employee, and for Employee's affiliates, successors, heirs, subrogees, assigns, principals, agents, partners, employees, associates, attorneys, and representatives, voluntarily, knowingly, unequivocally, unconditionally and intentionally releases and discharges (i) the Company and its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and (ii) each of their respective officers, directors, principals, shareholders, agents, attorneys, board members, and employees (the "Released Parties") from any and all claims, actions, liabilities, demands, rights, damages, costs, expenses, and attorneys' fees (including, but not limited to, any claim of entitlement for attorneys' fees under any contract, statute, or rule of law allowing a prevailing party or plaintiff to recover attorneys' fees), of every kind and description from the beginning of time through the Effective Date (the "Released Claims").

b. The Released Claims include, but are not limited to, those which arise out of, relate to, or are based upon: (i) Employee's employment with the Company or the termination

thereof; (ii) statements, acts, or omissions by the Released Parties whether in their individual or representative capacities; (iii) express or implied agreements between the Parties and claims under any severance plan (except as provided herein); (iv) any stock or stock option grant, agreement, or plan; (v) all federal, state, and municipal statutes, ordinances, and regulations, including, but not limited to, claims of discrimination based on race, color, national origin, age, sex, sexual orientation, religion, disability, veteran status, whistleblower status, public policy, or any other characteristic of Employee under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 (as amended), the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, Colorado Anti-Discrimination in Employment Act, seq, or any other federal, state, or municipal law prohibiting discrimination or termination for any reason; (vi) state and federal common law; (vii) the failure of this Agreement, or of any other employment, severance, profit sharing, bonus, equity incentive or other compensatory plan to which Employee and the Company are or were parties, to comply with, or to be operated in compliance with, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), or any similar provision of state or local income tax law; and (viii) any claim which was or could have been raised by Employee.

The Agreement does not, however, limit or otherwise affect Employee's right to file a charge or complaint with the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC) or any other federal, state, or local government agency or commission ("Government Agency"). Employee further understands that this Agreement does not limit his ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee's right to receive an award from a Government Agency for information you provide.

c. The General Release in this Agreement does not apply to claims under federal, state, or local law (statutory, regulatory, or otherwise) that may not be lawfully waived and released, including but not limited to vested retirement benefits (if any), COBRA rights, unemployment compensation, and workers' compensation.

4. Confidential Information.

a. For the purposes of this Agreement, "Confidential Information" shall include, without limitation, any information relating to or pertaining to the Company, such as the whole or any portion or phase of (i) any proprietary information or Trade Secrets (defined below); (ii) any scientific, technical, business, or financial information; (iii) any marketing information, business development information, prospect information, or marketing analysis or plans; (iv) any customer information, lists, contacts, or needs; (v) any contracts, agreements, or leases; (vi) any discoveries, inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, projects, or plans; (vii) any proposals, strategies, concepts, analyses, surveys, ideas, research, data, databases, reports, manuals, manuscripts, articles, or records; and (viii) any other business or corporate documents related to Company

Business. The Company's "Trade Secrets" include, without limitation, the Company's marketing strategies, financial information, customer and client information, projects, plans, proposals, business strategies (including potential new business opportunities and divisions). All Confidential Information identified above shall be treated as Confidential Information regardless of whether it pertains to the Company, its affiliates, subsidiaries, or parents, or their customers. The list set forth above is not intended by the Company to be a comprehensive list of Confidential Information.

b. Employee acknowledges the success of the Company depends in large part on the protection of the Company's Confidential Information. Employee further acknowledges that, in the course of Employee's employment with the Company, Employee became familiar with the Company's Confidential Information. Employee recognizes and acknowledges that the Company's Confidential Information is a valuable, special, and unique asset of the Company's business, access to and knowledge of which were essential to the performance of Employee's duties. Employee acknowledges use or disclosure of the Confidential Information outside the performance of Employee's job duties for the Company would cause harm and/or damage to the Company.

c. Employee agrees that Employee will not, directly or indirectly, disclose any Confidential Information to any person, firm, business, company, corporation, association, or any other entity for any reason or purpose whatsoever. Employee also agrees that Employee has not and will not use, directly or indirectly, any Confidential Information for Employee's own purposes or for the benefit of any person, firm, business, company, corporation, or any other entity (except the Company) under any circumstances. Employee has considered and treated and shall consider and treat as confidential all Confidential Information in any way relating to the Company's business and affairs, whether created by Employee or otherwise coming into Employee's possession before, during, or after the Termination Date. Employee shall not use or attempt to use any Confidential Information in any manner which has the possibility of injuring or causing loss, whether directly or indirectly, to the Company, its affiliates, subsidiaries, parents, or customers. Employee agrees all such Confidential Information shall be and remain the sole and exclusive property of the Company.

5. Remedies.

a. Injunctive Relief. Employee acknowledges that any breach of Paragraph 4 or the surviving provisions of the Employment Agreement referenced in Paragraph 19 below will cause the Company to suffer immediate and irreparable harm and damage for which money alone cannot fully compensate the Company. Employee agrees that upon breach or threat of imminent breach of any obligation under Paragraphs 4, 5, and/or 19 of this Agreement, the Company shall be entitled to a temporary restraining order, preliminary injunction, permanent injunction, or other injunctive relief without posting any bond or other security, and that Employee shall not oppose entry of any of these measures. This Paragraph shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the Colorado law governing this Agreement, including the right to seek damages from Employee.

b. Attorneys' Fees. In the event of any controversy, claim, or dispute between the parties affecting or relating to Paragraphs 4, 5, and/or 19 of this Agreement, and the Company is required to defend its actions or seek enforcement of the Agreement, the Company

shall be entitled to recover all of its attorneys' fees and costs if the Company is successful in its defense or enforcement action.

c. Separate Provisions. Employee agrees the provisions of Paragraphs 4, 5, and 19 of this Agreement are separate from and independent of the remainder of this Agreement and that these provisions are specifically enforceable by the Company notwithstanding any claim by Employee that the Company has violated or breached this Agreement.

6. Return of Company Property. Employee represents and warrants that Employee returned all Company property to the designated Company representative on or before Employee's Termination Date, unless otherwise agreed upon. This property includes, but is not limited to, Company documents and files (in any recorded media, such as papers, computer disks, copies, transparencies, and microfiche), materials, keys, credit cards, laptops, computer disks, and badges. Employee agrees that, to the extent that Employee possesses any files, data, or information relating in any way to the Company or the Company's business on any personal computer, Employee will delete the data, files, or information (and will retain no copies in any form).

7. Unknown Facts. The releases in this Agreement include, but are not limited to, claims of every nature and kind, known or unknown, suspected or unsuspected. Employee hereby acknowledges that Employee may hereafter discover facts different from, or in addition to, those which Employee now knows to be or believes to be true with respect to this Agreement, and Employee agrees that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

8. Confidentiality of Agreement. You agree to keep this Agreement confidential and will not disclose the existence or the terms of this Agreement to anyone except to your immediate family, accountants, legal or financial advisors, as part of an investigation or proceeding conducted by any Government Agency, or as otherwise appropriate or necessary as required by law or court order. To the extent that you do disclose the existence or terms of this Agreement to your immediate family, accountants, or legal or financial advisors, you must advise them that they must not disclose the existence or terms of this Agreement to any person or entity. However, nothing contained herein precludes any individual from communicating with any Government Agency. If compulsory disclosure is required by a Government Agency, Employee shall provide the Company immediate notice of the compulsory process and affording the Company the opportunity to obtain any necessary or appropriate protective orders. Otherwise, in response to inquiries about Employee's employment and this matter, Employee shall state, "My employment with the Company has ended" and nothing more.

9. No Admission of Liability. The Parties agree that nothing contained herein, and no action taken by any Party hereto with regard to this Agreement, shall be construed as an admission by any Party of liability or of any fact that might give rise to liability for any purpose whatsoever.

10. ADEA and Older Workers Benefit Protection Act Release

In addition to the General Release contained in Section 3, you knowingly, voluntarily, and irrevocably discharge and release Releasees from any claims arising under the Age Discrimination in Employment Act (ADEA). You acknowledge that you have been informed pursuant to the federal Older Workers Benefit Protection Act of 1990 that:

You are advised to consult with an attorney before signing this Agreement.

You do not waive rights or claims under the federal Age Discrimination in Employment Act that may arise after the date this Agreement is executed.

You have twenty-one (21) days from the date of receipt of this Agreement to consider this Agreement. You acknowledge that if you sign this Agreement before the end of the twenty-one-(21)-day period, it will be your personal, voluntary decision to do so and that you have not been pressured to make a decision sooner.

You have seven (7) days after signing this Agreement to revoke the Agreement, and the Agreement will not be effective until that revocation period has expired. If mailed, the rescission must be postmarked within the seven-day period, properly addressed to:

Heska Corporation
Attn: Human Resources Department
3760 Rocky Mountain Avenue
Loveland, CO 80538

This agreement shall not be effective or enforceable, and no payments or benefits under this Agreement shall be provided to you, until after the seven (7) day revocation period has expired. You understand that you will not receive any settlement payment if you void your signature or revoke this Agreement.

11. Representations and Warranties. Employee represents and warrants as follows:

a. Employee has read this Agreement and agrees to the conditions and obligations set forth in it;

b. Employee voluntarily executes this Agreement (i) after having been advised to consult with legal counsel, (ii) after having had opportunity to consult with legal counsel, and (iii) without being pressured or influenced by any statement or representation or omission of any person acting on behalf of the Company including, without limitation, the officers, directors, board members, committee members, employees, agents, and attorneys for the Company;

c. Employee has no knowledge of the existence of any lawsuit, charge, or proceeding against the Company or any of its officers, directors, board members, committee members, employees, or agents arising out of or otherwise connected with any of the matters herein released. In the event that any such lawsuit, charge, or proceeding has been filed, Employee immediately will take all actions necessary to withdraw or terminate that lawsuit, charge, or proceeding;

d. Employee has not previously disclosed any information which would be a violation of the confidentiality provisions set forth herein if such disclosure were to be made after the execution of this Agreement;

e. Employee has full and complete legal capacity to enter into this Agreement; and

f. Employee admits, acknowledges, and agrees that Employee is not otherwise entitled to the amounts and other consideration set forth in Paragraph 2, which are good and valuable consideration for this Agreement. Employee further admits, acknowledges, and agrees that pursuant to Section 7(a) of the Employment Agreement, Employee is not entitled to any severance payment under Section 6 of the Employment Agreement unless this Agreement becomes effective.

g. Employee further admits, acknowledges, and agrees that Employee has been fully and finally paid all wages, compensation, vacation, bonuses, stock, stock options, or other benefits from the Company which are or could be due to Employee under the terms of Employee's employment with the Company or otherwise.

12. No Application. Employee agrees that Employee will not apply for any job or position as an employee, consultant, independent contractor, or otherwise, with the Company or its successors or affiliates. Employee warrants that no such applications are pending at the time this Agreement is executed.

13. Non-Disparagement. Employee agrees not to make to any person any statement that disparages the Company or reflects negatively upon the Company, including, without limitation, statements regarding the Company's financial condition, business practices, employment practices, or its predecessors, successors, parents, subsidiaries, officers, directors, employees, affiliates, agents, or representatives.

14. Cooperation. Employee agrees to cooperate with and assist the Company with any investigation, lawsuit, arbitration, or other proceeding to which the Company is subjected. Employee will make Employee available for preparation for, and attendance of, hearings, proceedings, or trial, including pretrial discovery and trial preparation. Employee further agrees to perform all acts and execute any documents that may be necessary to carry out the provisions of this Paragraph.

15. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code and shall be construed accordingly. It is the intention of the Parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the Parties shall cooperate to amend this Agreement with the goal of giving Employee the economic benefits described herein in a manner that does not result in such tax or interest being imposed. Employee shall, at the request of the Company, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.

16. Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid or unenforceable, such provision shall be limited so as to affect the intent of the parties

to the fullest extent permitted by applicable law. Any claim by Employee against the Company shall not constitute a defense to enforcement by the Company of this Agreement.

17. Enforcement. The Release contained herein does not release any claims for enforcement of the terms, conditions, or warranties contained in this Agreement. The Parties shall be free to pursue any remedies available to them to enforce this Agreement.

18. Entire Agreement. This Agreement, together with the Employment Agreement, the Company's stock plans, any stock agreements, and the provisions of the Employment Agreement identified in Paragraph 19 below, constitute the entire agreement between the Parties and supersede and modify any and all prior agreements. This Agreement cannot be modified except in writing signed by all Parties.

19. Survival of Provisions in Employment Agreement: The Employment Agreement contains obligations that continue to remain in force until the expiration date set forth in the relevant provision. Notwithstanding Paragraphs 3 and 18 of this Agreement, the following provisions are not superseded by this Agreement, are valid and enforceable, and will continue in full force and effect as set forth below: Section 6(a)(iii) will remain in force and effect according to its terms; Section 7(b) (Non-Competition) will remain in force and effect for twelve (12) months following the Termination Date; Section 7(c) (Non-Solicitation) will remain in force and effect for twelve (12) months following the Termination Date; Section 7(d) will remain in force and effect until the Sections 7(b) and 7(c) expire; and all of the following provisions will remain in force and effect following the Termination Date according to their terms: Sections 3(c)(v) (Restatement), 8(d) (Competition [defined]), 11 (Notices), 13 (Integration), 14 (Interpretation), 15 (Waivers), 16 (Severability), 17 (Taxes), 18 (Section 409A), 19 (Governing Law; Waiver of Jury Trial), 20 (Counterparts), 21 (Arbitration; Attorneys Fees) and 22 (Survival) of the Employment Agreement.

20. Venue, Applicable Law, and Submission to Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Venue and jurisdiction will be in the Colorado state or federal courts.

21. Interpretation. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement. The term "Paragraph" shall refer to the enumerated paragraphs of this Agreement. The headings contained in this Agreement are for convenience of reference only and are not intended to limit the scope or affect the interpretation of any provision of this Agreement.

22. Assignment. The Company may assign its rights under this Agreement. Employee cannot assign Employee's rights under this Agreement without the written consent of the Company. No other assignment is permitted except by written permission of the Parties.

23. Counterparts. This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the Parties have executed this Separation and Release Agreement on the dates written below.

Employee has carefully read the above and executes it voluntarily, fully understanding and accepting the provisions of this Agreement in its entirety and without reservation after having had sufficient time and opportunity to consult with legal advisors prior to executing this Agreement. Employee has been advised to consult with an attorney prior to executing this Agreement. In agreeing to sign this Agreement, Employee has not relied on any statements or explanation made by the Company. Employee has had at least twenty-one (21) days to consider this Agreement. Employee understands that if he does not return this Agreement signed by him to the Company upon the expiration of the twenty-one-day consideration period, this offer will expire. Employee understands that he may revoke and cancel the Agreement within seven (7) days after signing it by serving written notice upon Company.

EMPLOYEE

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Kevin Wilson

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Date

HESKA CORPORATION

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By:
Title: Authorized Officer

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Date